SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                           Emerging Growth Portfolio
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Address of Principal Business Office (No. & Street, City, State, Zip Code):
                      101 Park Avenue, New York, New York 10178
                      -----------------------------------------
Telephone Number (including area code):  (212) 492-1600

Name and address of agent for service of process:

Linda T. Gibson, Secretary, Emerging Growth Portfolio,
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6 St. James Avenue, Suite 900, Boston, Massachusetts 02116
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]


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                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 17th day of October, 1996.

[SEAL]

                                                    EMERGING GROWTH PORTFOLIO
                                                -------------------------------
                                                     (Name of Registrant)



                                                By:  /s/ H. Richard Vartabedian
                                                     --------------------------
                                                     H. Richard Vartabedian
                                                     President




Attest:  /s/ Linda T. Gibson
         -------------------
         Linda T. Gibson
         Secretary